Exhibit 10.1

FORM A-5
Rev. 04/07

CONFIDENTIAL DISCLOSURE AGREEMENT

DENTSPLY International Inc., a Delaware corporation, having a place of business at 221 West Philadelphia Street, York, Pennsylvania 17405, and Nano Labs Corp, 615 Griswold St ,Suite 1715, Detroit, Michigan, 48226, each independently possess and will continue to acquire certain confidential and proprietary information concerning nano-materials for Dental composites. Each party wishes to disclose certain of its respective said information (hereinafter INFORMATION) to the other party for the enumerated purposes and under the terms of this Agreement.

Both parties hereto agree that this Agreement does not grant any license, implied or otherwise, under any patent now or hereafter owned or controlled by the other party or any other rights or obligations except as specifically recited herein and shall not be construed as an agreement binding either party to provide advice and assistance, nor an agreement by either party to pay or reimburse the other party for providing advice, assistance and/or INFORMATION.

Both parties agree to hold in confidence and not to use except for evaluation, recommendations to and/or discussion with the other party, and other purposes specifically requested by the party (OWNER) owning INFORMATION, all INFORMATION disclosed by the OWNER in writing or if disclosed orally, reduced to writing within thirty (30) days of disclosure under this Agreement, said INFORMATION marked as “Confidential”, for a period of five (5) years from the date hereof except for INFORMATION which:

1.	is already known to recipient; or
2.	is or becomes publicly known through no wrongful act of recipient; or
3.	is rightfully received from a third party, except to the extent the third party also imposes an obligation of confidentiality; or
4.	is independently developed by recipient; or
5.	is furnished to a third party by OWNER without a similar restriction on the third party's rights; or
6.	is disclosed pursuant to the requirement of a Governmental agency or entity.

CONFIDENTIAL DISCLOSURE AGREEMENT (Continued)

Dentsply agrees to allow Nano Labs Corp to file an 8K disclosure statement informing the SEC of the Confidential Disclosure Agreement to comply with the US Securities exchange commission reporting requirement, Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Both parties agree to take every reasonable precaution to safeguard the confidentiality of the other party's INFORMATION, including restriction of access to INFORMATION to only essential employees, agents, and/or associates; and maintaining all documents, memoranda, correspondence, data, notebooks, reports, drawings, samples, or records containing INFORMATION in a secure location.

The recipient party agrees on request to return within thirty (30) days all documents, memoranda, correspondence, data, notebooks, reports, drawings, samples, or records and the like and all copies and to destroy any documents prepared by receiving party containing INFORMATION.  The recipient party can, however, destroy all such materials if a request for their return is not received within six (6) months of their receipt by recipient party.

Nano Labs Corp.	DENTSPLY International Inc.
615 Griswold St. Suite 1715	Dentsply Caulk
Detroit, Michigan 48226	38 West Clarke Ave.
United States	Milford, DE 19963

By:	/s/ Bernardo Camacho Chaviarra	By:	/s/ Eugene J. Dorff
	Bernardo Camacho Chaviarra		Eugene J. Dorff

Title:	President	Title:	Vice President & General manger

Date:	29 April 2013	Date:	5/6/2013